Exhibit 99.1

CORESITE REPORTS STRONG THIRD-QUARTER RESULTS WITH
FUNDS FROM OPERATIONS INCREASING 17% YEAR OVER YEAR

DENVER, CO — October 31, 2013 — CoreSite Realty Corporation (NYSE: COR), a leading provider of network-dense, cloud-enabled data center solutions, today announced financial results for the third quarter ended September 30, 2013.

Quarterly Highlights

•                  Reported third-quarter funds from operations (“FFO”) of $0.47 per diluted share and unit, representing a 17.5% increase year-over-year

•                  Reported third-quarter operating revenue of $60.6 million, representing a 12.8% increase year-over-year

•                  Executed new and expansion data center leases representing $4.0 million of annualized GAAP rent at a rate of $170 of annualized GAAP rent per square foot

•                  Realized rent growth on signed renewals of 6.6% on a cash basis and 10.7% on a GAAP basis and rental churn of 2.7%

•                  Commenced 37,243 net rentable square feet of new and expansion leases with annualized GAAP rent of $180 per square foot

Tom Ray, CoreSite’s Chief Executive Officer, commented, “Our third-quarter results reflect continued execution and focus upon our business plan. We executed 106 new and expansion leases in the quarter including agreements with 21 new customers, 67% of which were in our network and cloud verticals, and we executed a record 44 leases signed with customers deploying in more than one location.” Mr. Ray continued, “Our development activities are progressing and we look forward to delivering our build-to-suit at SV5 as well as our first computer room at NY2 toward the end of the fourth quarter.  Furthermore, we expect our additional development project at LA2 to deliver in the first quarter of 2014 and our VA2 project in Northern Virginia to deliver at the end of the second quarter in 2014. We remain focused upon and optimistic regarding executing upon our strategy of differentiating CoreSite as a leading provider of performance-sensitive colocation products and services, enhanced by a premium customer experience.”

Financial Results

CoreSite reported FFO attributable to shares and units of $21.9 million for the three months ended September 30, 2013, a 17.3% increase year-over-year and an increase of 3.6% quarter-over-quarter.  On a per diluted share and unit basis, FFO increased 17.5% to $0.47 for the three months ended September 30, 2013, as compared to $0.40 per diluted share and unit for the three months ended September 30, 2012.  Total operating revenue for the three months ended September 30, 2013, was $60.6 million, a 12.8% increase year over year. Revenue growth in the third quarter was diluted by 1.1% due to our customer at SV3 decreasing their metered power draw as they continue to transition certain applications out of that facility. CoreSite reported net income attributable to common shares of $2.9 million, or $0.14 per diluted share.

Sales Activity

CoreSite executed 106 new and expansion data center leases representing $4.0 million of annualized GAAP rent during the third quarter, comprised of 23,294 NRSF at a weighted average GAAP rate of $170 per NRSF.

CoreSite’s renewal leases signed in the third quarter totaled $4.6 million in annualized GAAP rent, comprised of 29,567 NRSF at a weighted average GAAP rate of $155 per NRSF, reflecting a 6.6% increase in rent on a cash basis and a 10.7% increase on a GAAP basis. The third-quarter rental churn rate was 2.7%.

CoreSite’s third-quarter data center lease commencements totaled 37,243 NRSF at a weighted average GAAP rental rate of $180 per NRSF, which represents $6.7 million of annualized GAAP rent.

Development Activity

CoreSite had 249,961 NRSF of data center space under construction at four key locations as of September 30, 2013. The projects under construction include new data centers at SV5 (San Francisco Bay Area), VA2 (Northern Virginia), NY2 (New York market) and additional inventory at LA2 (Los Angeles). As of September 30, 2013, CoreSite had incurred $111.5 million of the estimated $199.6 million required to complete these projects.

Balance Sheet and Liquidity

As of September 30, 2013, CoreSite had $166.6 million of total long-term debt equal to 1.5x annualized adjusted EBITDA and $281.6 million of long-term debt and preferred stock equal to 2.6x annualized adjusted EBITDA.

At quarter end, CoreSite had $289.3 million of total liquidity, consisting primarily of available capacity under its credit facility.

Dividend

On August 30, 2013, CoreSite announced a dividend of $0.27 per share of common stock and common stock equivalents for the third quarter of 2013. The dividend was paid on October 15, 2013, to shareholders of record on September 30, 2013.

CoreSite also announced on August 30, 2013, a dividend of $0.4531 per share of Series A preferred stock for the period July 15, 2013, to October 14, 2013. The preferred dividend was paid on October 15, 2013, to shareholders of record on September 30, 2013.

2013 Guidance

CoreSite is tightening its FFO per share and OP unit guidance and now expects FFO per share in the range of $1.80 to $1.84, compared to the previous range of $1.76 to $1.84.

This outlook is predicated on current economic conditions, internal assumptions about CoreSite’s customer base, and the supply and demand dynamics of the markets in which CoreSite operates. The guidance does not include the impact of any future financing, investment or disposition activities.

Upcoming Conferences and Events

CoreSite will participate in NAREIT’s REITWorld conference from November 13 through November 14 at the San Francisco Marriott Marquis in San Francisco, CA.

Conference Call Details

CoreSite will host a conference call on October 31, 2013, at 12:00 p.m., Eastern time (10:00 a.m., Mountain time), to discuss its financial results, current business trends and market conditions.

The call can be accessed live over the phone by dialing 877-407-3982 for domestic callers or 201-493-6780 for international callers. A replay will be available shortly after the call and can be accessed by dialing 877-870-5176 for domestic callers or 858-384-5517 for international callers.  The passcode for the replay is 10000326.  The replay will be available until November 7, 2013.

Interested parties may also listen to a simultaneous webcast of the conference call by logging on to CoreSite’s website at www.CoreSite.com and clicking on the “Investors” tab.  The on-line replay will be available for a limited time beginning immediately following the call.

About CoreSite

CoreSite Realty Corporation (NYSE: COR) propels customer growth and long-term competitive advantage by connecting Internet, private networking, mobility, and cloud communities within and across its fourteen high-performance data center campuses and through the CoreSite Mesh. More than 750 of the world’s leading carriers and mobile operators, content and cloud providers, media and entertainment companies, and global enterprises choose CoreSite to run their performance-sensitive applications and to connect and do business with each other. With direct access to more than 275 carriers and ISPs, North America inter-site connectivity and the nation’s first Open Cloud Exchange that provides access to the “most lit” buildings and cloud “on-ramps,” CoreSite provides easy, efficient and valuable gateways to global business opportunities. For more information, visit www.CoreSite.com.

CoreSite Investor Relations Contact

Greer Aviv | CoreSite Investor Relations Director
+1 303.405.1012 | +1 303.222.7276
Greer.Aviv@CoreSite.com

Forward Looking Statements

This earnings release and accompanying supplemental information may contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond CoreSite’s control, that may cause actual results to differ significantly from those expressed in any forward-looking statement. These risks include, without limitation: the geographic concentration of the company’s data centers in certain markets and any adverse developments in local economic conditions or the demand for data center space in these markets; fluctuations in interest rates and increased operating costs; difficulties in identifying properties to acquire and completing acquisitions; significant industry competition; the company’s failure to obtain necessary outside financing;  the company’s failure to qualify or  maintain its status as a REIT; financial market fluctuations; changes in real estate and zoning laws and increases in real property tax rates; and other factors affecting the real estate industry generally. All forward-looking statements reflect the company’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance. Furthermore, the company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause the company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the company’s most recent annual report on Form 10-K, and other risks described in documents subsequently filed by the company from time to time with the Securities and Exchange Commission.

Consolidated Balance Sheet

(in thousands)

	September 30, 2013	December 31, 2012
Assets:
Investments in real estate:
Land	$76,227	$85,868
Building and building improvements	668,580	596,405
Leasehold improvements	92,996	85,907
	837,803	768,180
Less: Accumulated depreciation and amortization	(142,133)	(105,433)
Net investment in operating properties	695,670	662,747
Construction in progress	157,200	61,328
Net investments in real estate	852,870	724,075
Cash and cash equivalents	702	8,130
Accounts and other receivables, net	11,095	9,901
Lease intangibles, net	12,460	19,453
Goodwill	41,191	41,191
Other assets	47,583	42,582

Total assets	$965,901	$845,332

Liabilities and equity:
Liabilities
Revolving credit facility	$108,000	$—
Mortgage loans payable	58,625	59,750
Accounts payable and accrued expenses	75,248	50,624
Deferred rent payable	9,579	4,329
Acquired below-market lease contracts, net	7,050	8,539
Prepaid rent and other liabilities	11,697	11,317
Total liabilities	270,199	134,559

Stockholders’ equity
Series A cumulative preferred stock	115,000	115,000
Common stock, par value $0.01	208	207
Additional paid-in capital	265,483	259,009
Distributions in excess of net income	(45,953)	(35,987)
Total stockholders’ equity	334,738	338,229
Noncontrolling interests	360,964	372,544
Total equity	695,702	710,773

Total liabilities and equity	$965,901	$845,332

Consolidated Statement of Operations

(in thousands, except share and per share data)

	Three Months Ended			Nine Months Ended
	September 30, 2013	June 30, 2013	September 30, 2012	September 30, 2013	September 30, 2012
Operating revenues:
Rental revenue	$35,283	$34,205	$31,603	$102,590	$91,837
Power revenue	15,979	14,486	14,230	43,994	39,543
Interconnection revenue	7,441	7,053	6,177	21,066	15,268
Tenant reimbursement and other	1,932	1,923	1,752	5,743	5,034
Total operating revenues	60,635	57,667	53,762	173,393	151,682

Operating expenses:
Property operating and maintenance	17,368	15,118	16,360	47,013	46,029
Real estate taxes and insurance	2,226	2,304	2,158	6,750	6,304
Depreciation and amortization	16,424	16,261	16,583	48,634	47,991
Sales and marketing	3,206	3,936	2,231	10,931	6,941
General and administrative	7,045	6,177	6,389	20,225	18,777
Rent	5,082	4,756	4,689	14,631	13,957
Transaction costs	25	249	293	279	576
Total operating expenses	51,376	48,801	48,703	148,463	140,575

Operating income	9,259	8,866	5,059	24,930	11,107

Interest income	14	2	5	18	12
Interest expense	(708)	(783)	(1,595)	(1,930)	(3,922)

Income before income taxes	8,565	8,085	3,469	23,018	7,197
Income tax expense	(56)	(206)	(522)	(435)	(1,059)

Net income	8,509	7,879	2,947	22,583	6,138

Net income attributable to noncontrolling interests	3,524	3,176	1,627	8,962	3,389
Net income attributable to CoreSite Realty Corporation	4,985	4,703	1,320	13,621	2,749
Preferred dividends	(2,084)	(2,085)	—	(6,253)	—
Net income attributable to common shares	$2,901	$2,618	$1,320	$7,368	$2,749

Net income per share attributable to common shares:
Basic	$0.14	$0.13	$0.06	$0.35	$0.13
Diluted	$0.14	$0.12	$0.06	$0.34	$0.13

Weighted average common shares outstanding:
Basic	20,871,504	20,829,375	20,554,893	20,793,596	20,514,713
Diluted	21,479,971	21,445,875	21,027,635	21,465,710	20,890,894

Reconciliations of Net Income to FFO

(in thousands, except per share data)

	Three Months Ended			Nine Months Ended
	September 30, 2013	June 30, 2013	September 30, 2012	September 30, 2013	September 30, 2012
Net income	$8,509	$7,879	$2,947	$22,583	$6,138
Real estate depreciation and amortization	15,443	15,309	15,689	45,894	46,133
FFO	$23,952	$23,188	$18,636	$68,477	$52,271
Preferred stock dividends	(2,084)	(2,085)	—	(6,253)	—
FFO available to common shareholders and OP unit holders	$21,868	$21,103	$18,636	$62,224	$52,271
Weighted average common shares outstanding - diluted	21,479,971	21,445,875	21,027,635	21,465,710	20,890,894
Weighted average OP units outstanding - diluted	25,353,942	25,353,709	25,346,805	25,353,787	25,345,998
Total weighted average shares and units outstanding - diluted	46,833,913	46,799,584	46,374,440	46,819,497	46,236,892
FFO per common share and OP unit - diluted	$0.47	$0.45	$0.40	$1.33	$1.13

Funds From Operations “FFO” is a supplemental measure of our performance which should be considered along with, but not as an alternative to, net income and cash provided by operating activities as a measure of operating performance and liquidity. We calculate FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (“NAREIT”). FFO represents net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from sales of property and impairment write-downs of depreciable real estate, plus real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures. FFO attributable to common shares and units represents FFO less preferred stock dividends declared during the period.

Our management uses FFO as a supplemental performance measure because, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs.

We offer this measure because we recognize that FFO will be used by investors as a basis to compare our operating performance with that of other REITs. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that result from use or market conditions, nor the level of capital expenditures and capitalized leasing commissions necessary to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our financial condition and results from operations, the utility of FFO as a measure of our performance is limited. FFO is a non-GAAP measure and should not be considered a measure of liquidity, an alternative to net income, cash provided by operating activities or any other performance measure determined in accordance with GAAP, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions. In addition, our calculations of FFO are not necessarily comparable to FFO as calculated by other REITs that do not use the same definition or implementation guidelines or interpret the standards differently from us. Investors in our securities should not rely on these measures as a substitute for any GAAP measure, including net income.

Reconciliations of Net Income to EBITDA and Adjusted EBITDA

(in thousands)

	Three Months Ended			Nine Months Ended
	September 30, 2013	June 30, 2013	September 30, 2012	September 30, 2013	September 30, 2012
Net income	$8,509	$7,879	$2,947	$22,583	$6,138
Adjustments:
Interest expense, net of interest income	694	781	1,590	1,912	3,910
Income taxes	56	206	522	435	1,059
Depreciation and amortization	16,424	16,261	16,583	48,634	47,991
EBITDA	$25,683	$25,127	$21,642	$73,564	$59,098
Non-cash compensation	1,759	1,683	1,556	5,337	4,083
Transaction costs / litigation	25	399	293	529	2,026
Adjusted EBITDA	$27,467	$27,209	$23,491	$79,430	$65,207

EBITDA is defined as earnings before interest, taxes, depreciation and amortization. We calculate adjusted EBITDA by adding our non-cash compensation expense, transaction costs and litigation expense to EBITDA as well as adjusting for the impact of gains or losses on early extinguishment of debt. Management uses EBITDA and adjusted EBITDA as indicators of our ability to incur and service debt. In addition, we consider EBITDA and adjusted EBITDA to be appropriate supplemental measures of our performance because they eliminate depreciation and interest, which permits investors to view income from operations without the impact of non-cash depreciation or the cost of debt. However, because EBITDA and adjusted EBITDA are calculated before recurring cash charges including interest expense and taxes, and are not adjusted for capital expenditures or other recurring cash requirements of our business, their utilization as a cash flow measurement is limited.